Exhibit 10.81

HARRAH’S ENTERTAINMENT, INC.

AMENDED AND RESTATED 2004 EQUITY INCENTIVE AWARD PLAN

STOCK OPTION AWARD AGREEMENT

Unless otherwise defined herein , the terms defined in the Harrah’s Entertainment, Inc. Amended and Restated 2004 Equity Incentive Award Plan (the “Plan”) shall have the same defined meanings in this Stock Option Award Agreement (this “Award Agreement”).

1.             Grant of Option.  The Company hereby grants to you this Option to purchase the shares of Common Stock (the “Shares”) set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”).  The grant of this Option pursuant to this Award Agreement is subject to the terms, definitions and provisions of the Plan adopted by the Company and any regulations governing the administration of the Plan, each of which is incorporated herein by reference.

2.             Exercise of Option.  This Option is exercisable as follows:

(a)           Right to Exercise.  For purposes of this Award Agreement, Shares subject to this Option shall vest based on your continued employment or directorship with the Company or any Subsidiary.  Except as provided in Section 3, this Option may not be exercised after the Expiration Date of this Option as set forth in the Notice of Grant (the “Expiration Date”).

(b)           Method of Exercise.  This Option shall be exercisable by you in accordance with the procedures established by the Company.  The Company shall provide you instructions for exercising this Option.

No Shares shall be issued pursuant to the exercise of this Option unless such issuance and such exercise comply with all relevant provisions of law and the requirements of any stock exchange upon which the Shares may then be listed.  Assuming such compliance, for income tax purposes the Shares shall be considered transferred to you on the date on which this Option is exercised with respect to such Shares.

3.             Termination of Relationship.

(a)           Death or Disability.  Unless otherwise stipulated in a Severance Agreement, if you cease to be a member of the Board, employee, officer or executive of the Company or any Subsidiary (a “Service Provider”) as a result of death or Disability (as defined below),  fifty percent (50%) of the unvested portion of this Option shall automatically vest on the date of such termination (the “Termination Date”), and you may exercise this Option to the extent then vested as follows:

Years of Service with the Company or a Subsidiary	Allowable Period to Exercise Options Following Death or Disability
Less than 10	one year
10 but less than 20	two years
20 or more	three years

The Allowable Period to Exercise as described above shall not extend beyond the Expiration Date, except in the event of your death in which case the Expiration Date shall be extended for a period not to exceed one year to accommodate any remaining exercise period after your death.  To the extent that you were not vested in this Option on the Termination Date, or if you do not exercise this Option within the time specified herein, this Option shall terminate.

For purposes of this Award Agreement,  “Disability” means a determination while you are a Service Provider or on an authorized leave of absence that you are disabled under the Company’s long term disability plan.

Upon your death,  the vested portion of this Option may be exercised by your proper legal representative or your legal beneficiary subject to the Company being properly assured and legally advised of the rights of such persons.

(b)           Retirement.  If you cease to be a Service Provider as a result of Retirement (as defined below), you may exercise this Option to the extent then vested until the earlier of (i) the Expiration Date or (ii) two (2) years following the Termination Date if you have at least ten but less than 20 years of service with the Company or a Subsidiary or three (3) years following the Termination Date if you have 20 or more years of service with the Company or a Subsidiary. To the extent that you were not vested in this Option on the Termination Date, or if you do not exercise this Option within the time specified herein, this Option shall terminate.  For purposes of this Award Agreement, “Retirement” means you cease to be a Service Provider at or after age 55 with at least 10 years of service with the Company or a Subsidiary.

(c)           Other.  If you cease to be a Service Provider for any reason other than death, Disability or Retirement, you may exercise this Option to the extent then vested until the earlier of the Expiration Date or thirty (30) days following the Termination Date. To the extent that you were not vested in this Option on the Termination Date, or if you do not exercise this Option within the time specified herein, this Option shall terminate.

4.             Change in Control.  Unless otherwise stipulated in a Severance Agreement, you shall have certain rights upon a Change in Control of the Company as described in the Plan.

5.             Covenants.

(a)           If you (i) voluntarily terminate your employment and within one year thereafter, directly or indirectly, without the prior written consent of the Company, go to work for or provide services or assistance (as an employee, partner, investor, consultant or in any other capacity) to a competing business in the United States, or (ii) directly or indirectly solicit or recruit to a competing business any employee (salary grade 20 and higher) of the Company or a Subsidiary during the one year period following the Termination Date, then you shall be obligated to repay to the Company in cash any aggregate spread (less taxes paid by you thereon) realized upon any exercise of the stock option that occurred during the last three months of employment or thereafter.

(b)           For purposes of this Section 5, a “competing business” is defined as any business that competes with any business operated or managed by the Company or a Subsidiary in the United States at the time of the employee’s termination of employment.  Competition does not include an investment of 1% or less in the public stock or public debt of a competing business.

(c)           The Chief Executive Officer shall have authority on behalf of the Company to determine whether the provisions of this Section 5 have been violated.  The Human Resources Committee shall make this determination in regard to the Chief Executive Officer.

(d)           The Company shall have the right of set-off to collect the spread from any amounts owed to you including deferred compensation.

(e)           This Section 5 shall not apply to you if you cease to be a Service Provider as a result of a termination of your employment without Cause within 18 months following the date of a Change in Control of the Company as described in Section 4.

6.             Governing Law.  The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

7.             Nontransferability of Option.  This Option is not assignable or transferable other than by will or the laws of descent and distribution and is exercisable during your lifetime only by you.

8.             Award Agreement Subject to Plan.  The grant of this Option evidenced by the Award Agreement is made pursuant to all of the provisions of the Plan and the Award Agreement is intended and shall be interpreted in a manner to comply with the Plan.

9.             No Employment or Directorship Rights.  Nothing in the Plan or the Award Agreement shall be confer upon you any right with respect to continuation of employment or directorship by the Company or a Subsidiary and it shall not interfere in any way with the Company’s or a Subsidiary’s right to terminate your employment or directorship at any time.

10.           Successors and Assigns.  The terms of this Option shall be binding upon your executors, administrators, heirs, successors and assigns.